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                                                                     EXHIBIT 4.1


                               THIRD AMENDMENT TO
                            GROUP 1 AUTOMOTIVE, INC.
                            1996 STOCK INCENTIVE PLAN

         WHEREAS, GROUP 1 AUTOMOTIVE, INC. (the "Company") has heretofore adopted the GROUP 1 AUTOMOTIVE, INC. 1996 STOCK INCENTIVE PLAN (the "Plan"); and

         WHEREAS, the Company desires to amend the Plan in certain respects;

         NOW, THEREFORE, the Plan shall be amended as follows:

         1. The second sentence of Paragraph V(a) of the Plan shall be deleted and replaced with the following:

                  "Subject to adjustment in the same manner as provided in Paragraph IX with respect to shares of Common Stock subject to Options then outstanding, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 4,500,000 shares."

         2. This amendment to the Plan set forth in paragraph 1 hereof shall be effective as of May 24, 2000, provided that this amendment to the Plan is approved by the stockholders of the Company at the 2000 annual meeting of the Company's stockholders.

         3. As amended hereby, the Plan is specifically ratified and reaffirmed.